Exhibit 107

Calculation of Filing Fee Tables

FORM F-4

REGISTRATION STATEMENT

(Form Type)

Baytex Energy Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, without nominal or par value	457(c) and 457(f)(1)	311,213,987 (1)	N/A	$1,151,055,468.80 (2)	0.00011020	$126,846.31 (3)
Fees Previously Paid

(1)	Represents the maximum number of Baytex Energy Corp. (“Baytex”) common shares, without nominal or par value (“Baytex common shares”), estimated to be issuable upon the completion of Baytex’s acquisition of Ranger Oil Corporation (“Ranger”) pursuant to the company merger described herein. This number is based on 41,550,599, the total number of (1) shares of Ranger Class A common stock, par value $0.01 per share (the “Ranger Class A common stock”) and Ranger Class B common stock estimated to be issued and outstanding immediately prior to completion of the company merger and (2) Ranger deferred share units (“DSUs”) that will be converted into shares of Ranger Class A common stock at closing, multiplied by 7.49, the exchange ratio under the Merger Agreement described in the proxy statement/prospectus contained herein.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Baytex common shares was calculated as follows: the product of (1) $41.01, the average of the high and low prices per share of Ranger common stock as of March 31, 2023, as quoted on the Nasdaq Stock Market and (2) 41,550,599, the sum of the maximum number of shares of Ranger Class A common stock, Ranger Class B common stock, and DSUs that will be converted into shares of Ranger Class A common stock at closing.

(3)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act, by multiplying the proposed maximum aggregate offering price for the securities by 0.00011020.